Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS THAT the undersigned directors and officers of McKesson Corporation, a Delaware corporation (the “Company”), do hereby constitute and appoint Laureen E. Seeger and Willie C. Bogan his or her true and lawful attorney and agent, each with full power and authority (acting alone and without the other) to execute in the name and on behalf of the undersigned as such Director and/or Officer, a Registration Statement or Registration Statements on Form S-8 under the Securities Act of 1933, as amended, with respect to the registration of shares of the Company’s Common Stock, par value $ .01 per share, that may be issued by the Company under the Per-Se Technologies, Inc. 2006 Long Term Incentive Plan and the Per-Se Technologies Inc. Deferred Stock Unit Plan, and to execute any and all amendments to such Registration Statement, whether filed prior or subsequent to the time such Registration Statement becomes effective. The undersigned hereby grants unto such attorneys and agents, and each of them, full power of substitution and revocation in the premises and hereby ratifies and confirms all that such attorneys and agents may do or cause to be done by virtue of these presents.

Wayne A. Budd	David M. Lawrence

Wayne A. Budd, Esq., Director	David. M. Lawrence, M.D., Director

Jeffrey C. Campbell	Robert W. Matschullat

Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Robert W. Matschullat, Director

John H. Hammergren	James V. Napier

John H. Hammergren, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	James V. Napier, Director

Alton F. Irby III	Nigel A. Rees

Alton F. Irby III, Director	Nigel A. Rees, Vice President and Controller (Principal Accounting Officer)

M. Christine Jacobs	Jane E. Shaw

M. Christine Jacobs, Director	Jane E. Shaw, Director

Marie L. Knowles Marie L. Knowles, Director
Dated: January 24, 2007